================================================================================

                                                                   Exhibit 10.88

                                TALENT AGREEMENT
                                ----------------

         Talent Agreement ("Agreement") dated as of March 8, 2006 by and between CirTran Corporation, a Nevada corporation ("CTC"), and Holyfield Management, Inc., a Georgia corporation ("HM"), for the services of Evander Holyfield.

         Whereas, CTC has obtained the manufacturing, marketing and distribution rights from Euro-G.E.M. Gmbh, a German corporation ("EG") in Japan, North America and South America (the "Territory") for the Perfect Grill No. PG-388 (the "Basic Grill"), an electric indoor grill as described on Schedule 1; and

         Whereas, CTC has granted to Harrington Business Development, Inc., a Florida corporation ("HBD"), the exclusive right to advertise, promote, market, sell and otherwise distribute the Basic Grill in the Territory by direct response television programming and other means;

         Whereas, EG has granted CTC the exclusive right to manufacture the basic Grill for sale through EG or its licensees in areas outside of the Territory (the "Extended Territory"); and

         Whereas, CTC desires to have Evander Holyfield (the "Performer") endorse and promote the Basic Grill and to use the name and likeness of Evander Holyfield (the "Performer") on the Basic Grill and/or its packaging. Basic Grills bearing the name or likeness of the Performer on the product itself or its packaging are referred to herein as the "Endorsed Product".

         Whereas, CTC will cause HBD to produce a television infomercial program approximately 30 minutes in length (the "Infomercial") demonstrating and promoting the Endorsed Products; and

         Whereas, HM controls the rights for the Performer to appear in the Infomercial and promote the Endorsed Product; and

         Whereas, the parties wish to set forth in this Agreement the terms upon which HM shall cause Performer to provide his services in connection with production of the Infomercial and promoting the Endorsed Product.

         Now, therefore, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.       Services.

         (a) Appearances in Programs. Performer shall appear in an Infomercial and unlimited shorter "spot" advertisements made from the Infomercial or from other footage shot in the course of producing the Infomercial, that will demonstrate and promote the Endorsed Product (the Infomercial and spot advertisements, collectively, are the "Programs"). Performer will be available to appear for rehearsals and taping of Performer's segments of the Programs at mutually agreed upon times and locations, taking into account illness and injury. It is anticipated that rehearsal and taping of Performer's segments of the Programs will take no more than two working days, from 10:00 a.m. to 5:00 p.m. local time with customary breaks.

         (b) Performer's Endorsement in the Territory. HM shall make available Performer's name, likeness (including, without limitation, Performer's taped appearance in the Programs, photographs, illustrations, films and videotapes), endorsements, testimonials, voice and autograph ("Performer's Endorsement") for use by CTC and its licensee(s) in the Territory in connection with the promotion, marketing and distribution of the Endorsed Product. HM grants CTC the right to use Performer's name as part of the product name of the Endorsed Product and to use Performer's name and likeness on the Endorsed Product and its packaging. The foregoing includes the right to incidental use of Performer's name in connection with the sale of optional or replacement parts for the Endorsed Product, such as optional grill plates (the "Accessories").

         (c) Review rights. HM will have the right to review the initial cut and, if materially changed, the proposed final cut of the Programs before they are aired, and CTC or its licensee(s) will revise any Program to which HM has reasonably objected within three (3) business days after its first delivery to HM due to its erroneous or unflattering portrayal of the Performer. HM will also have three (3) business days to review the manner in which Performer's name is used on the Endorsed Product and its packaging. Notwithstanding the above, CTC will not be obligated to allow HM to review translations of the Programs or Endorsed Product packaging into languages other than English or changes to the Programs or Endorsed Product packaging which do not, in CTC's reasonable judgment, substantially alter the portrayal of Performer.

         (d)  Permitted Uses.

              (i) The Programs. CTC or any of its affiliates or any of its licensees or assignees shall have the exclusive sub-licensable right in the Territory to the unlimited use and reuse of the Programs, in connection with the promotion, marketing and distribution of the Endorsed Product and any component of the Endorsed Product, including the Accessories by CTC or any of its affiliates or any of its licensees or assignees, and may, without limitation, air the Programs or cause them to be aired throughout the Territory on cable, broadcast and satellite television and all other forms of television or radio transmission or other electronic or computer retailing media now existing or hereafter developed. Subject to the terms of Sub-section 1(c), CTC shall have the right to duplicate and modify the Infomercial, including the right to make insertions and deletions, dub foreign languages or voiceovers, or to use time compression or expansion techniques.

              (ii) Performer's Endorsement. CTC shall have the exclusive sub-licensable right throughout the Territory to the unlimited use and reuse of Performer's Endorsement in connection with the promotion, marketing and distribution of the Endorsed Product and its related packaging by CTC, its affiliates or any of its licensees or assignees, through all means and media, including, without limitation, television, radio, and other electronic and computer retailing media, print media, direct mail solicitation, direct sales, credit card syndications, inbound and outbound telemarketing, CD-ROM and catalog, wholesale and retail sales.

         (e) Best Efforts. HM shall use its best efforts and shall cause Performer to use his best efforts in rendering all of the services contemplated by this Agreement. Neither HM nor Performer shall enter into any agreement or commitment that would prevent or otherwise substantially interfere with the rendering of such services.

         (f) Extension of Territory. Upon the written request of CTC, the parties agree to enter into an addendum to this Agreement extending the rights granted to CTC herein to allow their use by CTC's licensees (including EG) in the Extended Territory and extending the calculation of compensation described in Paragraph 2 to include Endorsed Product and Accessories for sale in countries in the Extended Territory in which the Programs are used or the Endorsed Products are sold.

2. Compensation. In consideration of the services to be rendered and the other rights granted hereunder and the observance and performance of all of HM's covenants, agreements, representations and warranties under this Agreement, CTC shall pay to HM the consideration provided in this Section during the term of this Agreement.

         (a) Expenses. For travel to the taping of the Infomercial and for any other travel Performer is required to undertake to render the services described in Sub-section 1(a), CTC shall pay the reasonable expenses that HM and Performer incur. Unless otherwise agreed, CTC shall pay such expenses on Performer's behalf. Reasonable travel expenses include two (2) first class tickets for air travel, and accommodations for two in five star (or their nearest equivalent in the local area) hotel suites, and a per diem of two hundred dollars ($200) per day for every overnight stay.

         (b) Royalty Rates. Beginning on the date any Program first airs on any medium CTC will pay HM the following royalty (the "Royalty") on items sold by CTC, net of returns: (i) 5% of the Wholesale Price (as defined below) of Endorsed Product (but not less than $1.25 per unit of Endorsed Product) plus (ii) 5% of the Wholesale Price of Accessories and extended warranties sold separately from the Endorsed Product sold by CTC. The Royalty is payable on all sales of Endorsed Product, regardless of whether the Endorsed Product is sold through the direct response television / infomercial channel, normal retail channels or otherwise. All Basic Grill sold into the Territory shall be considered Endorsed Products for purposes of calculating the Royalty. If CTC is selling Endorsed Product into a country in the Extended Territory, any Basic Grill sold by CTC into such country will be considered an Endorsed Product, except as provided in paragraph 3(b). For purposes of this Section 2, a unit of Endorsed Product consists of the basic Endorsed Product itself, including any Accessories that are bundled as a single-price SKU with the basic Endorsed Product but not any Accessories or options that are priced and sold separately.

              Royalty is payable on Accessories and any extended warranty only if they are sold separately from the Endorsed Product SKU and either bear Performer's Endorsement or are sold into countries in which the Endorsed Product is being sold. For purposes of computing the Royalty, the "Wholesale Price" of Accessories is the actual price charged by CTC to its licensee, distributor or other direct customer for the Accessories, net of returns, discounts, and any separately charged shipping, insurance, taxes or duties. If CTC offers extended warranties, the "Wholesale Price" of the extended warranty will be the is the actual price charged by CTC to its licensee, distributor or other direct customer for the extended warranty, net of returns, discounts, cancellations, taxes or duties and the cost of any third party re-insurance or warranty management. For purposes of computing the Royalty, sales will be deemed to have occurred, and Royalty therefore accrued, on the earlier of shipment from CTC's factory or warehouse or the time when risk of loss transfers to the purchaser. No Royalty is payable with respect to sales of the Basic Grill not bearing Performer's Endorsement, as permitted by paragraph 3(b).

         (c) Royalty will be computed monthly and payable within thirty (30) days after the end of each calendar quarter. All Royalties are payable in U.S. Dollars. If CTC fails to make any payment on the date such payment is due hereunder and such payment is not made within ten (10) days after notice from HM, then, without prejudice to any other rights or remedies that HM may have against CTC, CTC shall pay interest on the deficiency at the rate equal to two (2) percentage points above the prime rate per annum set forth in the Wall Street Journal, Western Edition as of the close of business on the date such payment was otherwise due. Such interest shall accrue beginning on the date the payment was due and continuing until the date such amount is paid in full.

         (d) Advance. Upon confirmation from the producer of the Programs that Performer has made a firm appointment to tape Performer's portion of the Programs, CTC will make a non-refundable advance (the "Advance") to HM in the amount of Fifty Thousand Dollars ($50,000.00). CTC may recoup the Advance from Royalties otherwise payable to HM pursuant to Section 2(b) until the balance of the Advance is reduced to zero. Unless Performer fails to tape the Programs, HM will not be required to return the Advance to CTC, even if the Endorsed Product is never sold or Royalties are less than the Advance.

         (e) Minimum Royalty. Once the Programs are produced, CTC and its licensees anticipate promptly testing the Infomercial in a limited number of markets for a period of up to 60 days followed by wide spread roll-out of the Programs. Roll-out will begin when media expenses for the Infomercial exceed $150,000 per week. CTC will notify HM when roll-out has occurred. If roll-out occurs, CTC guarantees that the Royalties payable pursuant to Section 2(b) for the period ending twelve (12) months after roll-out (the "Roll-Out Period") shall total at least One Hundred Thousand Dollars ($100,000.00). Within thirty (30) days after the end of the Roll-Out Period, CTC will calculate the royalties payable during the Roll-Out Period, and if less than $100,000.00 CTC will pay the difference to HM (the "Shortfall Payment"). For purposes of this

              Section 2(d), Royalties applied against the Advance pursuant to section 2(c) and any un-recouped balance of the Advance remaining at the end of the Roll-Out Period shall be treated as Royalties payable during the Roll-Out Period. CTC may recoup the Shortfall Payment from Royalties otherwise payable to HM pursuant to Section 2(b) after the Roll-Out Period until the balance of the Shortfall Payment is reduced to zero, but HM will not be required to return the Shortfall Payment to CTC regardless of the quantity of Endorsed Product sold after the Roll-Out Period.

3.       Exclusivity.

         (a) HM will not cause or allow Performer to appear in any television infomercial, advertisement or promotion, or render services, or furnish materials to, or authorize or permit the use of Performer's Endorsement by others in connection with any product competing with or substantially similar to the Endorsed Product except with the prior written approval of CTC, which may be granted or withheld by CTC in its sole discretion. For purposes of this paragraph, any portable cooking appliance that includes an electric heating element shall be considered to be competing with the Endorsed Product.

         (b) As stated in Section 2, Royalties are payable on Basic Grills and Accessories sold into a country in the Extended Territory in which the Endorsed Product is being sold or the Programs are being used. However, Royalties shall no longer be payable with respect to Basic Grills and Accessories not bearing Performer's Endorsement sold into a country in the Extended Territory if at least six (6) months have elapsed since the latest of (i) CTC's last sale of Endorsed Product to the country, or (ii) the last use of any Programs on media in or directed to the country.

4. CTC's Intellectual Property. Subject only to such limitations on CTC's use of the Programs and Performer's Endorsement as are expressly set forth in this Agreement, all right, title, and interest in and to the Basic Grill and Accessories and the entire editorial, visual, audio and graphic content of all advertisements and promotional materials developed by CTC and/or HBD in connection with the promotion, marketing and distribution of the Endorsed Product, including without limitation,
         (i) the Programs and the performances recorded therein, the Promotional Segments, and any other marketing materials prepared in connection with the Endorsed Product, (ii) all raw footage shot in the course of producing the Programs, (iii) all trademarks for the Endorsed Product developed or controlled by CTC or its affiliates, licensors, licensees or assigns, (iv) all musical compositions included in the Programs, and
         (v) all packaging designs developed by CTC or its affiliates, licensors, licensees or assigns for the Endorsed Product ("Intellectual Property") shall be and remain the sole property of CTC, its affiliates, licensors, licensees or assigns, as the case may be. HM and Performer acknowledge that the services to be rendered by Performer hereunder have been specially ordered and commissioned by CTC as a work for hire for the sole and exclusive benefit of CTC. Neither HM not Performer shall acquire any right, title or interest in the Intellectual Property by virtue of this Agreement or otherwise. HM and Performer hereby assign and agree to assign to CTC all of HM's and

         Performer's right, title and interest in the Intellectual Property. Neither HM not Performer shall in any way or at any time dispute or attack the validity or harm or contest the rights of CTC, its affiliates, licensors, licensees or assigns, as the case may be, in or to any of the Intellectual Property. Any unauthorized use of any of the Intellectual Property by HM or Performer shall be deemed an infringement of the rights of CTC, its affiliates, licensors, licensees or assigns, as the case may be therein. By way of clarification, CTC acknowledges that neither it nor its licensees have obtained any rights hereunder to use Performer's Endorsement other than with respect to the Endorsed Product and related Accessories and extended warranties.

5.       Representations and Warranties.

         (a)  By CTC. CTC represents and warrants to HM as follows:

              (i) Power and Authority. CTC has all necessary power and authority to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery of this Agreement by the officer or person whose name is signed on its behalf below.

              (ii) No Conflict. The execution and delivery of this Agreement by CTC and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instruments, order, law or regulation applicable to it or by which it may be bound.

              (iii) Binding Effect. This Agreement has been duly and validly executed and delivered by CTC and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

         (b)  By HM. HM represents and warrants to CTC as follows:

              (i) No Conflict. HM and Performer are free to render services pursuant to this Agreement and do not have and will not have any other agreements or commitments that would prevent or substantially interfere with the full performance of the services to be performed by HM and Performer hereunder or the rights granted to CTC hereunder.

              (ii) Binding Obligation. This Agreement has been duly and validly executed and delivered by HM and constitutes HM's valid and legally binding obligation, enforceable in accordance with its terms.

              (iii) Authority. HM represents and warrants that it has exclusive control of the intellectual property rights of Performer, including publicity and performance rights. HM has full power and authority to grant to CTC rights for Performer to appear in the Infomercial and promote the Endorsed Product without the consent or approval of any other person.

6.       Idemnification.

         (a) By CTC. CTC shall defend, indemnify and hold harmless HM, its parent or affiliated companies and their respective officers, directors, shareholders, employees, agents, successors, assigns and independent contractors from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgements, awards, settlements, costs and reasonable attorneys fees and disbursements (collectively "Losses") which HM may incur or become obligated to pay to the extent they arise out of or result from allegations or claims regarding (i) the use, content, publication or broadcast of the Program or any promotional materials bearing Performer's Endorsement, (ii) alleged defects in any Endorsed Product or in the materials or workmanship thereof, (iii) any alleged inaccurate or deceptive labeling on or in connection with, the Endorsed Product (iv) mandatory or voluntary recalls of the Endorsed Product, (v) the truthfulness and substantiation of any claims regarding the Endorsed Product made by CTC or its licensees, (vi) any alleged non-conformity or non-compliance with any laws pertaining to the design, manufacture, quality, safety, advertising, promotion or marketing of the Endorsed Product, and
              (vii) the breach by CTC of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

         (b) By HM. HM shall defend, indemnify and hold harmless CTC, its parent or affiliated companies and their respective officers, directors, shareholders, employees, agents, successors, assigns and independent contractors from and against any and all Losses which any of them may incur or become obligated to pay to the extent they arise out of or result from allegations or claims that
              (i) use of Performer's name or Performer's Endorsement permitted by this Agreement infringes the infringement or alleged infringement or the proprietary rights of any third party in any intangible property to which HM has, by this Agreement, granted CTC rights, (ii) any code, agreement or requirements of any union, guild or other labor organization which may be deemed applicable to the transactions and services contemplated by this Agreement, or (iii) the breach of any of HM's representations, warranties, covenants, obligations, agreements or duties under this Agreement.

         (c) Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this
              Section 6, any party seeking to enforce such rights (a "Claiming Person") shall give written notice of such matter to a party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise, and defense or any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which consent shall not be unreasonably withheld or delayed. A Claiming Person shall not be bound by an Indemnifying Party's compromise or settlement absent the Claiming Person's prior consent.

         (d) The provisions of this Section 6 shall survive the termination or expiration of this Agreement.

7.       Confidentiality.

         (a) Generally. All customer lists, price lists, written and unwritten marketing plans, techniques, product information and specifications, customer and supplier information, and sales and transaction data, and other information relating to CTC's business that CTC informs HM is proprietary by marking such information as confidential shall constitute confidential information of CTC ("Confidential Information"). HM shall hold and shall require Performer and its agents, employees and representatives to hold all Confidential Information in the strictest confidence. Without the prior written consent of CTC, HM will not (and will not permit Performer or its agents, employees and representatives to) use, disclose, divulge or otherwise disseminate any Confidential Information to any person or entity, except for HM's attorney, accountant, agent or manager, and such other person as may be required in order for HM to perform its obligations or enforce the provisions of this Agreement.

         (b) Exceptions. Notwithstanding Section 7(a), HM shall have no obligation with respect to any Confidential Information that (i) is or becomes within the public domain through no act by HM in breach of this Agreement, (ii) was lawfully in the possession of HM without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use of disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that HM shall timely inform CTC of all such legal or governmental proceedings so that CTC may attempt by appropriate legal means to limit such disclosure, and HM shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

8.       Specific Performance; Injunction.

         (a) Services. HM acknowledges that the services and rights which HM is granting to CTC hereunder are extraordinary and unique and cannot be replaced or adequately compensated in money damages, and any breach by HM of this Agreement will cause irreparable injury to CTC. Therefore, HM agrees that in the event of a breach of this Agreement, CTC, in addition to any other remedies that might be available to it, shall be entitled to bring suit at law or equity for money or other damages, and to seek specific performance of the terms of this Agreement or other equitable relief. The inability of HM/Performer to perform the obligations of this Agreement requiring the personal appearance of Performer (namely the taping of the Programs) due to the disability, prolonged illness, or death of Performer shall not constitute grounds for specific performance.

         (b) Exclusivity and Confidentiality. HM acknowledges that a breach of the obligations of exclusivity under Section 3 or confidentiality under Section 7 will result in irreparable and continuing damages to CTC for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, CTC shall be entitled to injunctive relief and/or an order for specific performance, without bond, with respect to such breach. HM shall not oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which CTC may have upon the breach of the obligations of confidentiality hereunder.

9. Brokers. HM authorizes and directs CTC to pay a total amount (the "Brokers Fees") equal to 10% of all net Royalties on Endorsed Products and Accessories, excluding the Advance, the Minimum Guaranteed Royalty and Royalties recouping such amounts as described in Sub-sections 2(d) and 2(e), otherwise payable to HM hereunder directly to the following in equal shares of 5% each: (i) Diverse Talent Group, Attention Chris Nassif, 1875 Century Park East, Suite 2250, Los Angeles, California 90067, and (ii) Charlotte Adams, P.O. Box 93081, Lafayette, LA 70509. It is HM's intent that the Brokers Fees are payable only with respect to the Endorsed Product and Accessories as initially described herein, and if this Agreement is amended or supplemented to allow use of Performer's Endorsement on other products (including subsequent generations of the Basic Grill) no such Broker's Fee will be payable except as HM may explicitly agree in writing. HM represents and warrants that (a) except for the Brokers Fees listed above, CTC shall have no obligation to make any payment to any agent, broker or finder in connection with the transaction contemplated by the Agreement, and
         (b) if HM or Performer has used the services of or incurred any obligations to any other agent, broker or finder, HM shall be solely liable to such person and CTC shall have no obligation to such person whatsoever on account of the execution, delivery or performance of this Agreement.

10. Independent Contractor. Neither party nor any of its officers, employees, agents or representatives is a partner, employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. Neither party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement. HM will make full payment of compensation and other amounts payable in connection with any matter on HM's part to be performed hereunder. HM agrees that HM shall make all payments required by any union, guild, federation or other labor organization on account of the services to be rendered hereunder, including union health and retirement payments.

11. Further Actions. The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

12.      Termination.

         (a) Unless sooner terminated as provided herein, this Agreement shall continue for an initial term of three (3) years. The terms shall automatically renew for successive one (1) year terms unless either party notifies the other party at least thirty (30) days prior to the expiration of the then-current term of its intent to not renew.

         (b) Either party may terminate this Agreement due to a material breach by the other party; provided that the non-breaching party gives the other party written notice of the alleged breach and at least sixty (60) days to cure the breach.

         (b) CTC may terminate this Agreement on ten (10) days written notice to HM if, in CTC's reasonable judgment, continued use of Performer's Endorsement would damage the reputation of CTC or its licensees or the marketability of the Endorsed Product. Events which would damage the reputation of CTC include, but are not limited to, Performer being publicly accused of having committed a felony or crime involving moral turpitude, or Performer making public statements which are offensive to a significant segment of the public in any material market due to their racial, ethnic or sexual nature.

         (c) HM may terminate this Agreement on ten (10) days written notice to CTC if, in HM's reasonable judgment, continuing to allow the use of Performer's Endorsement would damage Performer's reputation or the marketability of Performer or his name or likeness. Events which would damage the reputation of Performer include CTC or its licensees party being charged with financial mismanagement, fraud, or false advertising or the use of Performer's Endorsement by CTC or its Licensee in a manner that is offensive to a significant segment of the public. Notwithstanding the above, if the grounds for termination are based on the actions or status of a CTC's licensee, this Agreement will not be terminated if CTC, within the ten (10) day notice period, terminates the right of the licensee in question to use Performer's Endorsement. If the agreement between CTC and its licensee requires prior written notice of termination, the rights of a licensee will be deemed terminated when CTC gives the required notice notwithstanding that the actual effective date of termination may extend beyond the ten (10) day period from HM's notice.

         (d) Notwithstanding termination of this Agreement, CTC or its licensees may continue to use the Infomercial containing Performer's Endorsement to fulfill media purchases in place at the time of termination, and CTC and its licensees may continue to use Performer's Endorsement to sell the Endorsed Product (i) to dispose of existing inventory, and (ii) to fulfill orders from post-termination permitted uses of the Infomercial. Royalties shall continue to be payable with respect to post-termination sales of Endorsed Product pursuant to this paragraph.

13.      Covenants of CTC.

         (a) Manufacture and Marketing of Endorsed Product: CTC shall manufacture, market, sell and distribute the Endorsed Product in accordance with all applicable laws, regulations and safety codes of the countries in which they will be distributed and in compliance with the rules of all regulatory or governmental agencies that have jurisdiction over such matters. CTC is solely responsible for the establishment of quality control processes and compliance with laws applicable to the manufacture, advertising, marketing, promotion, distribution, sale, and use of the Endorsed Product.

         (b) Reports and Statements. No later than thirty (30) days following the close of each month during the initial three year term and any renewal terms, and concurrently with the remittance of the payments required pursuant to this Agreement, CTC shall submit to HM a written report (with copies to HM's agent, if any), in a form acceptable to HM, showing the number of units of the Endorsed Product sold (including a breakdown of sales by account or customer and the individual SKU sold), and a calculation of the Royalty due. In addition, CTC shall promptly provide HM with any additional documentation HM reasonably requests in connection with any report, including without limitation, copies of all invoices, purchase orders, and other sales and shipping documents.

         (c) Review Rights. HM has the right to inspect the production sample and random samples from the production line of the Endorsed Product. CTC shall, at its own expense, submit to HM at least twenty (20) days prior to final production, for HM's written approval, two production samples.

         (d) Proper Books and Records. CTC shall maintain, in accordance with generally accepted accounting principles, separate and appropriate books of account and records (including, without limitation, documents, tax returns, financial statements, invoices, purchase orders, sales records, a sales journal, sales return journal, cash receipt book, general ledger, purchase orders, and inventory records) relating to the manufacture and sale of the Endorsed Product and the use by CTC of the Performer's Endorsement (collectively referred to as "CTC Records").

         (e) Right To Examine and Audit CTC's Books and Records. Throughout the term and for three (3) years thereafter, HM and its designee shall have the right, on at least three (3) business days notice to CTC, and during regular business hours, to examine, photocopy, and make extracts from CTC Records. HM shall have the right to audit CTC Records once during each year during the Term. If any examination or audit discloses that CTC did not pay, during the time period being audited, the Royalty CTC is required to pay under this Agreement, then CTC shall pay all amounts due. If any examination or audit discloses that the payments required to be made by CTC under this Agreement during the time period being audited is less than the payments actually made by more than five percent (5%) for any year during the Term, CTC shall pay the cost of such examination or audit in addition to any amount that such examination or audit discloses is owed to HM together with interest on the unreported amount at a rate equivalent to two (2) percentage points above the prime rate per annum set forth in the Wall Street Journal on the date the audit was concluded. All payments due pursuant to this

         Section must be made within fifteen (15) days after CTC receives notice thereof unless CTC reasonably objects to the conclusions of the audit. If CTC does so object, the parties shall attempt to resolve their differences in good faith. If they are unable to do so within forty five (45) days after CTC's objection, then upon the request of either party, each party will designate an independent accountant. The two accountants shall select an independent auditor to re-audit the records and the conclusion of such independent auditor shall be binding on the parties.

14.      Miscellaneous Provisions.

         (a)  Notices.   All notices, requests, instructions, consents and other
         communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (I) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

         IF TO HM:                 HOLYFIELD MANAGEMENT, INC.
                                   794 Evander Holyfield Highway
                                   Fairburn, Georgia  30213
                                   Attn:  Evander Holyfield
                                   Phone: (770) 460-6807
                                   Fax:   (770) 460-5381


         IF TO CTC:                CIRTRAN CORPORATION
                                   4125 South 6000 West
                                   West Valley City, Utah  84128
                                   Attn:  Iehab Hawatmeh
                                   Phone: (801) 963-5112
                                   Fax:   (801) 963-8823

         Any party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

         (b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each party has executed this agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

         (c) Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

         (d) Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

         (e) Binding Effect; Assignability. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, that Performer may not assign this Agreement or any rights hereunder other than the right to receive payment of the Royalties to any person or entity without the prior written consent of CTC which may be granted or withheld in CTC's sole discretion, and any attempted assignment without such consent shall be void. It is understood and agreed that CTC may exercise its rights and perform its obligations hereunder, in whole or in part, by itself or may license or assign its rights and obligations to HBD or any other entity.

         (f) Force Majeure. In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred or eliminated to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party within ten days after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Utah without regard to conflict of laws principles.

         (h) Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceablility. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

         (i) Disclaimer. It is understood and acknowledged that neither CTC nor HBD is an American Federation of Television and Radio Artists (AFTRA) signatory company.

         (j) Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

         (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

         (l) Assistance of Counsel. Each party acknowledges that (i) it has carefully read this Agreement, (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel, (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby, and (v) it has executed this Agreement of its own free will.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.


HM:

HOLYFIELD MANAGEMENT, INC.


By: /s/
   -----------------------------
    Name:
    Title:


CIRTRAN CORPORATION


By: /s/
   -----------------------------

    Name:   Iehab Hawatmeh
    Title:  President

                                   SCHEDULE 1
                             PRODUCT AND ACCESSORIES


Description of each component:
------------------------------

Endorsed Product:
-----------------
Electric Indoor Grill with Deluxe Stand including three Plates

Accessories:
------------
Additional Plates
Hot Dog Plate


























                                       1

--------------------------------------------------------------------------------